KPMG LLP New Jersey Headquarters 51 John F. Kennedy Parkway Short Hills, NJ 07078-2702

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report, dated October 5, 2020 with respect to the financial statements of SKY Harbor Short Duration High Yield Partners, LP as of December 31, 2019, and December 31, 2018, respectively, in the Statement of Additional Information.

Short Hills, New Jersey

October 15, 2020

KPMG LLP is a Delaware limited liability partnership and the U.S. member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity.